UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting  Material  Pursuant  to  Section   240.14a-11(c)  or  Section
     240.14a-12

                               CONAGRA FOODS, INC.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
       ------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:
    ____________________________________________________________________________
    2) Aggregate number of securities to which transaction applies:
    ____________________________________________________________________________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ____________________________________________________________________________
    4) Proposed maximum aggregate value of transaction: ________________________
    5) Total fee paid: _________________________________________________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
        1) Amount Previously Paid:______________________________________________
        2) Form, Schedule or Registration Statement No.:________________________
        3) Filing Party:________________________________________________________
        4) Date Filed:__________________________________________________________

                       CONAGRA FOODS, INC. PROXY STATEMENT
                                       for
                               September 22, 2005
                          Annual Stockholders' Meeting
                             of ConAgra Foods, Inc.

                                                         ConAgra Foods, Inc.
                                                         One ConAgra Drive
                                                         Omaha, NE 68102-5001
                                                         Phone: (402) 595-4000

                                                         Bruce Rohde
                                                         Chairman and
                                                         Chief Executive Officer



Dear Stockholder:

         Please join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha on September 22, 2005. In the following pages you'll find information about the meeting as well as a Proxy Statement.

         A reception will precede the meeting and management presentation, followed by a question and answer session for stockholders.

         If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Stockholders may also vote by telephone or via the Internet.

         Your prompt response is appreciated.  Thank you!

                                                     Sincerely,

                                                     (Signature)

                                                     Bruce Rohde


August 19, 2005

                                                   ConAgra Foods, Inc.
                                                   One ConAgra Drive
                                                   Omaha, NE 68102-5001
                                                   Phone: (402) 595-4000

                                                   Owen C. Johnson
                                                   Executive Vice President,
                                                   Organization & Administration
                                                   and Corporate Secretary

To ConAgra Foods Stockholders:

     ConAgra Foods' Annual Stockholders' Meeting will be held on Thursday, September 22, 2005 at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m.

     Matters to be voted on at the meeting are:

     o    Election of Directors

     o    Management Proposal to Declassify Board of Directors

     o Management Proposals to Repeal Supermajority Voting Provisions of Articles XIV and XV of the Certificate of Incorporation

     o    Ratify appointment of independent auditors for fiscal 2006

     o Act on three stockholder proposals if properly presented at the meeting

     Stockholders of record as of the close of business on July 25, 2005 are eligible to vote at the Annual Stockholders' Meeting.

     Your shares may be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, and would like to change the vote you previously submitted, you may withdraw your proxy at that time and vote your shares in person.

     Our Board and management have long recognized that good governance principles are an important foundation for building and sustaining shareholder value over the long term. You will find a summary of our governance principles in the "Corporate Governance" section of this document. We think you will find our principles firmly rooted in our long-term commitment to shareholder value.

     By order of the Board of Directors.

                                            (Signature)

                                            Owen C. Johnson


August 19, 2005

                               ConAgra Foods, Inc.
                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001

                                 PROXY STATEMENT

          Annual Meeting of Stockholders to be held September 22, 2005
                  Proxy Solicitation by the Board of Directors

    This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. on September 22, 2005. Stockholders of record at the close of business on July 25, 2005 will be entitled to vote at the meeting.

                                     PROXIES

    Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified. You may also vote your shares by delivering your proxy by telephone or via the Internet. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees. This Proxy Statement is being mailed to stockholders on or about August 19, 2005.

    If a broker, bank or other nominee holds your common stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

    You may revoke the proxy before the meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Owen C. Johnson, Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 21, 2005. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

                                VOTING SECURITIES

    The Company at July 25, 2005 had issued and outstanding 518,825,527 voting shares of common stock. Each share of common stock is entitled to one vote. There were no shares of voting preferred stock outstanding at July 25, 2005.

    The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

    The four nominees receiving the highest vote totals will be elected as Directors of ConAgra Foods. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

         The ratification of accountants and the three stockholder proposals will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. The three management proposals will be decided by the votes specified in the proxy sections describing such proposals. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be considered entitled to vote on matters as to which the brokers withhold authority; therefore, broker non-votes are not included in the tabulation of voting results. A broker non-vote on any of the three management proposals will have the same effect as a negative vote.

                           VOTING SECURITIES OWNED BY
                            CERTAIN BENEFICIAL OWNERS


    The following stockholders report ownership of more than 5% of the Company's outstanding common stock.

                                                BENEFICIAL          PERCENT OF
           NAME                                 OWNERSHIP              CLASS
           ----                                 ---------              ------

         Capital Research and Management
         Company                                  45,895,000 (1)        8.8%
         333 South Hope Street
         Los Angeles, CA  90071

         State Street Bank and Trust Company      32,803,645 (2)        6.3%
         225 Franklin Street
         Boston, MA  02110

         Barrow, Hanley, Mewhinney & Strauss, Inc.28,913,133 (3)        5.6%
         2200 Ross Avenue, Suite 3100
         Dallas, TX 75201

(1) Based on a Form 13F filed May 13, 2005.
(2) Based on a Form 13F filed May 3, 2005.
(3) Based on a Form 13F filed May 13, 2005.

                             VOTING SECURITIES OWNED
                       BY EXECUTIVE OFFICERS AND DIRECTORS


    The following table shows certain information on ConAgra Foods common stock beneficially owned by directors and the executive officers named in the Summary Compensation Table as of July 25, 2005. No director or executive officer beneficially owned 1% or more of ConAgra Foods common stock, other than Mr. Batchelder, who may be deemed to beneficially own 2.1% of the outstanding common stock. The directors and all executive officers as a group beneficially owned 2.9% of ConAgra Foods outstanding common stock. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of July 25, 2005.

                                                               BENEFICIAL
      NAME                        TITLE OF CLASS               OWNERSHIP (1)
      ----                        --------------               -------------

David H. Batchelder                Common Stock                  10,773,800
Mogens C. Bay                      Common Stock                      96,400
Howard G. Buffett                  Common Stock                      40,414
Stephen G. Butler                  Common Stock                      27,600
John T. Chain, Jr.                 Common Stock                      68,200
Steven F. Goldstone                Common Stock                      11,800
Alice B. Hayes                     Common Stock                      52,740
W. G. Jurgensen                    Common Stock                      59,368
Mark H. Rauenhorst                 Common Stock                      80,431
Carl E. Reichardt                  Common Stock                     139,600
Bruce C. Rohde                     Common Stock                   2,166,930
Ronald W. Roskens                  Common Stock                     108,469
Kenneth E. Stinson                 Common Stock                     100,400
Kevin P. Adams                     Common Stock                      98,922
John F. Gehring                    Common Stock                      31,870
Owen C. Johnson                    Common Stock                     363,861
Frank S. Sklarsky                  Common Stock                      50,000

Directors and Executive
Officers as a Group
(25 Persons)                       Common Stock                  14,819,531


(1) Shares reported include (i) shares owned by spouses of directors and executive officers; (ii) 10,741,400 shares deemed beneficially owned by an investment advisory firm of which Mr. Batchelder is a principal; the investment advisory firm has voting and dispositive power over such shares; however, clients of the firm or its affiliates have certain withdrawal rights that could affect the shares which are not controlled by the firm or Mr. Batchelder; (iii) 857 shares owned by a charitable foundation for which Mr. Rauenhorst is a director and disclaims beneficial ownership; and (iv) 3,237,735 shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of July 25, 2005.

                              CORPORATE GOVERNANCE

Overview

         Sound corporate governance practices are an important part of our foundation and tradition. We have many longstanding policies and practices, and we have also added measures to further strengthen our foundation. Our corporate governance practices include the following:

     o Other than our Chief Executive Officer, none of our directors are, or ever have been, employed by the Company.
     o Directors and executive officers are committed to owning stock in ConAgra Foods. Directors will not sell any of their ConAgra Foods stock until they cease to be a director. Our board has established stock ownership guidelines for executive officers, which require those executives to own ConAgra Foods stock worth various multiples of their salaries; in addition, executive officers can only sell ConAgra Foods stock during one "window" each year provided they continue to meet their stock ownership guidelines.
     o    We do not permit loans to directors or executive officers.
     o    We do not re-price stock options, and never have.
     o Our Audit Committee, Human Resources Committee, Corporate Governance Committee and Nominating Committee are each comprised of independent directors.
     o Non-employee directors routinely meet in executive session without management present.
     o The Board has designated a lead director, Carl Reichardt, who chairs the executive sessions of the Board.
     o Our Audit Committee has the authority to retain and replace our independent auditors.
     o The lead partner of the independent public accounting firm that audits ConAgra Foods' books is rotated at least every five years.
     o We encourage our employees to own ConAgra Foods stock, however our retirement plans are structured so that employees can diversify their holdings.

         The following corporate governance documents appear on the Company's website (www.conagrafoods.com) under the Investors section and these documents are available in print to any shareholder upon request:

     o    Corporate Governance Principles
     o Code of Conduct, our commitment to our longstanding standards for ethical business practices
     o    Code of Ethics for Senior Corporate Officers
     o    Board Committee Charters
          o    Audit Committee Charter
          o    Corporate Affairs Committee Charter
          o    Corporate Governance Committee Charter
          o    Human Resources Committee Charter
          o    Nominating Committee Charter
     o Procedures for contacting the Board of Directors (through the lead director)
     o Procedures for bringing concerns or complaints to the attention of the Audit Committee

         We routinely assess and refine our corporate governance practices and share them with you by posting them on the Company's website. Directors are encouraged to attend the annual stockholders meeting and all of the Company's directors attended the 2004 annual stockholders meeting.

Succession Planning

         On May 10, 2005, the company announced that as part of its current strategic planning process, Chairman and Chief Executive Officer Bruce Rohde discussed succession planning with the board of directors and asked the board to formally establish a search committee to identify candidates and select a successor Chief Executive Officer. The board formed a search committee consisting of five board members and headed by Steven F. Goldstone, retired Chairman and Chief Executive Officer of RJR Nabisco.


Board Meetings and Independence

     The Board of Directors meets on a regularly scheduled basis. During fiscal 2005, the Board met eight times. The Board of Directors is composed of a substantial majority of independent directors. The Board has established independence standards for Company directors. Those standards are set forth below and follow the director independence standards established by the New York Stock Exchange:

     o A director will not be independent if, within the preceding three years: (1) the director was employed by ConAgra Foods or an immediate family member of the director was an executive officer of ConAgra Foods, (2) the director was affiliated with or employed by ConAgra Foods' independent auditor, (3) a ConAgra Foods' executive officer was on the compensation committee of the board of directors of a company which employed the ConAgra Foods' director or which employed an immediate family member of the director as an executive officer, or
          (4) the director or the director's immediate family member received more than $100,000 during any twelve-month period in direct compensation from ConAgra Foods (other than director and committee fees).

     o A director will not be independent if: (1) the director is an executive officer or an employee, or the director's immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, ConAgra Foods for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company's consolidated gross revenues or (ii) ConAgra Foods' consolidated gross revenues.

     o A director will not be independent if: (1) the director or an immediate family member is a current partner of ConAgra Foods' independent auditor, (2) the director is an employee of ConAgra Foods' independent auditor, (3) the director has an immediate family member who is a current employee of ConAgra Foods' independent auditor who participates in the auditor's audit, assurance or tax compliance practice, or (4) the director or an immediate family member was within the last three years a partner or employee of ConAgra Foods' independent auditor and personally worked on the Company's audit within that time.

     o Tax-exempt organizations which receive contributions from ConAgra Foods shall not be considered "companies" for purposes of these independence standards. However, ConAgra Foods will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such charitable organization's consolidated gross revenues.

     o For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the above independence standards. The board's determination of each director's independence will be disclosed annually in the company's proxy statement.

         The Board has determined that directors Batchelder, Bay, Buffett, Butler, Chain, Goldstone, Hayes, Jurgensen, Reichardt, Roskens and Stinson have no material relationship with the Company and are independent within the meaning of the Company's corporate governance principles and the NYSE listing standards.

Audit Committee

         The members of the Audit Committee are Stephen G. Butler (Chairman), Mogens C. Bay, W.G. Jurgensen and Kenneth E. Stinson. All members of the Audit Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company's website.

         The Audit Committee met sixteen times during fiscal 2005. The Audit Committee assists the Board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company's independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company's annual audited financial statements, quarterly financial statements, and filings with the SEC. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company's selection or application of accounting principles, and the Company's internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

Human Resources Committee

     The members of the Human Resources Committee are Carl E. Reichardt (Chairman), David H. Batchelder, John T. Chain, Jr., Steven F. Goldstone and Ronald W. Roskens. All members of the Human Resources Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company's website.

         The Human Resources Committee met six times during fiscal 2005. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for the Company's directors, executive officers and significant employees. The Human Resources Committee annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer's performance in light of these goals and objectives, and together with the other independent directors, determines and approves the Chief Executive Officer's compensation levels based on such evaluation.

Corporate Governance Committee

     The members of the Corporate Governance Committee are John T. Chain, Jr. (Chairman), David H. Batchelder, Mogens C. Bay, Steven F. Goldstone, Alice B. Hayes and Kenneth E. Stinson. All members of the Corporate Governance Committee are independent within the meaning of the Company's Corporate Governance
Principles and the listing standards of the NYSE. The Corporate Governance Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company's website.

         The Corporate Governance Committee met four times during fiscal 2005. The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size, functions and policies of the board, the size and functions of the various committees of the Board, and the corporate governance principles of ConAgra Foods.

Nominating Committee

     The members of the Nominating Committee are Ronald W. Roskens (Chairman), Howard G. Buffett, W.G. Jurgensen and Carl E. Reichardt. All members of the Nominating Committee are independent within the meaning of the Company's
Corporate Governance Principles and the listing standards of the NYSE. The Nominating Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company's website.

         The Nominating Committee met once during fiscal 2005. The Nominating Committee identifies qualified candidates for membership on the Board, proposes to the Board a slate of directors for election by the stockholders at each annual meeting, and proposes to the Board candidates to fill vacancies on the Board. The process is described in "Director Nomination Process" below.

Corporate Affairs Committee

     The  members of the  Corporate  Affairs  Committee  are  Howard G.  Buffett
(Chairman), Alice B. Hayes and Mark H. Rauenhorst. The Corporate Affairs Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company's website.

         The Corporate Affairs Committee met five times during fiscal 2005. The Corporate Affairs Committee advises ConAgra Foods management on internal and external factors and relationships affecting the Company's image, reputation, objectives and strategies. Focus areas include economics, government, regulation, sustainable development, community affairs and stockholder relations.

Executive Committee

     The members of the Executive Committee are Bruce Rohde (Chairman), Carl E. Reichardt and Steven G. Butler. The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee met three times during fiscal 2005.


Director Nomination Process

         The Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company's Corporate Secretary in writing at least 120 days before the annual stockholders meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company's bylaws relating to shareholder nominations as described in "Stockholder Proposals".

         The Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.

         The Committee evaluates each prospective nominee against the standards and qualifications set out in the Company's Corporate Governance Principles, including: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group, (2) board skill needs, taking into account the experience of current board members, the candidate's ability to work toward business goals with other board members, and the candidate's qualifications as independent and qualifications to serve on various committees of the Board, (3) diversity, including the extent to which the candidate reflects the composition of Company shareholders and other constituencies and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education.

         The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee.

Director Compensation and Transactions

         For their services on the Board, non-employee directors are paid $50,000 per year. The Chairmen of the Human Resources, Audit, Corporate Affairs, Nominating and Corporate Governance Committees are paid an additional $25,000 per year. Each non-employee director is paid $1,500 per meeting attended. Each non-employee director earns a grant of 1,800 shares of ConAgra Foods common stock per year under the ConAgra Foods 2000 Stock Plan. Non-employee directors also earn an annual grant of non-statutory options, with an exercise price equal to the fair market value on date of grant, to acquire 9,000 shares of ConAgra Foods common stock under the ConAgra Foods 2000 Stock Plan. Directors are also eligible to participate in the ConAgra Foods medical plan on the same basis as ConAgra Foods employees.

         Mr. Buffett serves at the request of the Company on the governing boards of a joint venture between South Africa based Tiger Brands and ConAgra Foods for the manufacture and sale of malt products on multiple continents, in which ConAgra Foods has a 50% interest, and a U.S. based venture for environmental research and development, in which ConAgra Foods has a 50% interest; Mr. Buffett receives $50,000 per annum from each of these ventures for his services. Mr. Buffett also serves at the request of the Company on the board of an India based venture for the manufacture and sale of food products, in which ConAgra Foods has a 33% interest; Mr. Buffett receives $50,000 per annum from the Company for these services.

         ConAgra Foods enters into many lease agreements for land, buildings, and equipment at competitive market rates, and some of the lease arrangements are with Opus Corporation or its affiliates. Mark Rauenhorst, a director of ConAgra Foods, is a beneficial owner, officer and director of Opus Corporation. The agreements relate to the leasing of land and buildings for ConAgra Foods. ConAgra Foods occupies the buildings pursuant to long term leases with Opus Corporation and its affiliates, some of which contain various termination rights and purchase options. Leases effective in fiscal 2005 required annual lease payments by ConAgra Foods of $19.8 million. Opus Corporation or its affiliates was paid $52.9 million for construction work during fiscal 2005 on properties leased by ConAgra Foods from third parties. Opus Corporation had revenues in excess of $1.25 billion in 2004.

         The Directors' Charitable Award Program was discontinued in 2003. Directors elected to the board prior to 2003 were eligible for the program; the directors who continue participation in the program are entitled to nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such director. ConAgra Foods maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds prior to donation and the tax benefit of the donation accrue solely to the benefit of ConAgra Foods.


                     ITEM 1: BOARD OF DIRECTORS AND ELECTION

    The Company's Board of Directors is presently composed of thirteen members, divided into three classes. Each class serves for three years on a staggered-term basis.

    The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 2005 Annual Stockholders' Meeting are listed first.

HOWARD G. BUFFETT - Nominee - Decatur, Illinois
President of BioImages (photography and publishing) and President of Buffett Farms. Former Chairman of the Board of The GSI Group (manufacture of agricultural equipment) from June 1996 to August 2001. Director of Coca Cola Enterprises, Inc. from 1993 to 2004. Director of Berkshire Hathaway, Inc., and Lindsay Manufacturing Co. Mr. Buffett has been a director since January 25, 2002. His current term expires September 22, 2005. He is 50 years of age.

JOHN T. CHAIN, JR. - Nominee - Fort Worth, Texas
Chairman of the Thomas Group (international management consulting). Retired General, United States Air Force, former Commander-in-Chief of the Strategic Air Command. Director of Reynolds American, Inc., Kemper Insurance Companies, Northrup Grumman, Inc. and the Thomas Group, Inc. Mr. Chain has been a director since May 4, 2001. His current term expires September 22, 2005. He is 70 years of age.

RONALD W. ROSKENS - Nominee - Omaha, Nebraska
President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992. President of University of Nebraska from 1977 to 1989. Mr. Roskens has been a director since December 3, 1992. His current term expires September 22, 2005. He is 72 years of age.

KENNETH E. STINSON - Nominee - Omaha, Nebraska
Chairman of Peter Kiewit Sons', Inc. (construction and mining). Chief Executive Officer of Peter Kiewit Sons', Inc. (1998 - 2004). Director of Peter Kiewit Sons', Inc., Kiewit Investment Fund LLP and Valmont Industries, Inc. Mr. Stinson has been a director since December 12, 1996. His current term expires September 22, 2005. He is 62 years of age.

    The following directors serve for terms that expire after 2005:

DAVID H. BATCHELDER - San Diego, California
Principal of Relational Investors LLC (investment advisory firm) and Principal of Relational Advisors LLC (investment advisory and consulting firm). Director of Washington Group International, Inc. Mr. Batchelder has been a director since August 2, 2002. His current term expires September 28, 2006. He is 56 years of age.

MOGENS C. BAY - Omaha, Nebraska
Chairman and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. Director of Peter Kiewit Sons', Inc. Mr. Bay has been a director since December 12, 1996. His current term expires September 20, 2007. He is 56 years of age.

STEPHEN G. BUTLER - Leawood, Kansas
Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to June 2002. Director of Cooper Industries and Ford Motor Company. Mr. Butler has been a director since May 16, 2003. His current term expires September 20, 2007. He is 57 years of age.

STEVEN F. GOLDSTONE - Ridgefield, Connecticut
Manager of Silver Spring Group (private investment firm) since 2000. Chairman of Nabisco Group Holdings from 1999 to 2000. Chairman and Chief Executive Officer of RJR Nabisco from 1997 to 1999. Director of American Standard Companies and Greenhill & Co., Inc. Mr. Goldstone has been a director since December 11, 2003. His current term expires September 28, 2006. He is 59 years of age.

ALICE B. HAYES - Chicago, Illinois
President emerita of the University of San Diego since July 2003. President of the University of San Diego from 1995 to July 2003. Executive Vice President and Provost of Saint Louis University from 1989 to 1995. Director of Jack in the Box, Inc. Ms. Hayes has been a director since August 3, 2001. Her current term expires September 20, 2007. She is 67 years of age.

W.G. JURGENSEN - Columbus, Ohio
Chief Executive Officer of Nationwide Mutual Insurance Company since August 2000. Executive Vice President of Bank One Corporation from 1998 to 2000. Executive Vice President of First Chicago NBD Corporation from 1996 to 1998. Director of Nationwide Financial Services, Inc. Mr. Jurgensen has been a director since August 2, 2002. His current term expires September 20, 2007. He is 54 years of age.

MARK H. RAUENHORST - Minnetonka, Minnesota
President and Chief Executive Officer of Opus Corporation (commercial real estate design, development and construction). Director of Graco, Inc. Mr. Rauenhorst has been a director since May 4, 2001. His current term expires September 28, 2006. He is 52 years of age.

CARL E. REICHARDT - San Francisco, California
Retired Chairman and Chief Executive Officer of Wells Fargo & Company since 1994. Vice Chairman of Ford Motor Company (2001-2003). Director of Ford Motor Company. Non-Executive Chairman of HSBC North America Holdings, Inc. Mr. Reichardt has been a director since March 1, 1993. His current term expires September 20, 2007. He is 74 years of age.

BRUCE ROHDE - Omaha, Nebraska
Chairman of the Board and Chief Executive Officer of ConAgra Foods, Inc. since September 1998. Mr. Rohde has been a director since August 26, 1996. His current term expires September 28, 2006. He is 56 years of age.

    It is intended that proxies will be voted "FOR" the election of the above-indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table shows compensation paid by ConAgra Foods for services rendered during fiscal years 2005, 2004 and 2003 for the Chief Executive Officer and the next four highest compensated executive officers of ConAgra Foods.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                       Annual Compensation                         Long-Term Compensation
------------------------------------------------------------------------------------------------------------------------------------
Name /                      Fiscal    Salary       Bonus      Other Annual     Restricted      Option    LTIP Payouts    All Other
   Principal Position        Year       ($)         ($)       Compensation    Stock Awards     Grants      ($) (2)     Compensation
                                                                 ($) (5)       ($) (1)(2)     (#) (2)                     ($) (3)
------------------------------------------------------------------------------------------------------------------------------------
Bruce C. Rohde               2005     1,200,000            0                           0            0            0          40,714
   Chairman &                2004     1,200,000    3,579,929                   2,933,522            0    2,933,522         148,300
   Chief Executive           2003     1,166,346    2,350,000                   2,323,531            0    2,323,531         109,061
   Officer
------------------------------------------------------------------------------------------------------------------------------------
Frank S. Sklarsky (4)        2005       250,000      850,000       54,730      1,370,000            0            0         135,101
   Executive Vice President,
   Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------
Owen C. Johnson              2005       500,000      150,000                           0            0            0          24,214
   Executive Vice President  2004       500,000      900,000                     977,841            0      977,841          46,902
   Organization and          2003       500,000      544,000                     774,510            0      774,510          36,222
   Administration,
   Corporate Secretary
------------------------------------------------------------------------------------------------------------------------------------
Kevin P. Adams (4)           2005       374,038      239,961                     548,000            0            0          10,011
   Executive Vice President
   Operational Support
------------------------------------------------------------------------------------------------------------------------------------
John F. Gehring (4)          2005       374,038      229,961                     548,000            0            0          11,738
   Senior Vice President,
   Corporate Controller
------------------------------------------------------------------------------------------------------------------------------------

(1) On December 2, 2004, the following executive officers received restricted stock grants: Mr. Sklarsky, 50,000 restricted shares; Mr. Adams, 20,000 restricted shares, and Mr. Gehring, 20,000 restricted share equivalent units. Mr. Sklarsky's restricted stock grant vests 100% on December 2, 2008 and if employment with ConAgra Foods terminates prior to that date for reasons other than cause, vests at 25% for each year of employment. Mr. Adams' restricted stock grant vests 20% each year, commencing December 2, 2005. Mr. Gehring's restricted share equivalent units (with payouts in common stock) vest 100% on December 2, 2009, and if employment with ConAgra Foods terminates prior to that date for reasons other than cause, vest at 20% for each year of employment. Under ConAgra Foods' long-term senior management incentive program, LTIP awards were made in restricted share equivalent units and restricted units (see footnote 2 below). The executive receives dividend equivalent payments on the restricted share equivalent units and restricted units. The executive also receives dividend payments on amounts deferred in ConAgra Foods stock. At the end of fiscal 2005, the aggregate restricted (unvested) share and share equivalent and restricted unit holdings (see footnote 2 below), valued at the closing price of ConAgra Foods common stock at May 29, 2005 without giving effect to the diminution of value attributable to the restrictions on such shares or units were: Mr. Rohde - $9,246,088 (20,000 shares; 174,881 share equivalent units; 152,847 restricted units); Mr. Sklarsky - $1,329,500 (50,000 shares); Mr. Johnson - $2,904,750 (58,294 share equivalent units; 50,948 restricted units); Mr. Adams - $2,182,608 (30,000 shares; 26,609 share equivalent units; 25,475 restricted units); and Mr. Gehring - $2,062,411 (1,400 shares; 56,030 share equivalent units; 20,133 restricted units).

     (2) Amounts earned under the Company's long-term senior management incentive program in fiscal 2003-2005 were issued in restricted share equivalent units (payable in common stock when restrictions end). An equivalent award was made in restricted units (which track the appreciation or depreciation in ConAgra Foods stock during the restricted period and are payable in cash when restrictions end). The share equivalent units and restricted units vest on the fifth fiscal year-end after issuance, or earlier upon death, normal retirement, permanent disability, or change in control. If a participant terminates employment, the share equivalent units and restricted units vest 20% at the end of each fiscal year of employment post-issuance, unless the termination was for cause.

(3) Amounts represent contributions by ConAgra Foods to its qualified and nonqualified 401(k) plans and the imputed dollar value for term life insurance. Fiscal year 2005 life premium values are as follows: Mr. Rohde, $4,714; Mr. Sklarsky, $723; Mr. Johnson, $4,714; Mr. Adams, $721; and Mr. Gehring, $801. Amounts for Mr. Sklarsky also include $112,167 for reimbursement of relocation expenses.

(4) Mr. Sklarsky, Mr. Adams and Mr. Gehring became executive officers during fiscal 2005. In the case of Mr. Adams and Mr. Gehring the amounts shown above include amounts paid to them during fiscal 2005 prior to the time they became executive officers.

(5) ConAgra Foods provides its executive officers with certain employee benefits. The executive officers participate in the non-qualified supplemental pension plan; the amounts payable under the qualified pension plan and non-qualified supplemental pension plan based on final average remuneration and credited years of service are shown on page 13. The executive officers also participate in the non-qualified 401(k) Plan; the annual amounts credited to the individuals are shown in the "All Other Compensation" column above. Executive officer personal use of corporate aircraft is valued at the aggregate incremental cost to the company. ConAgra Foods' executive officers do not receive company loans, country club memberships, company cars, financial planning assistance, apartments or corporate-owned life insurance. A blank in the "Other Annual Compensation" column indicates that the total amount of personal benefits to the executive officer was less than $50,000, the minimum under SEC rules before any amount is reportable in this column. The amount for Mr. Sklarsky represents tax reimbursement payments related to relocation expenses.



                       OPTION GRANTS FOR FISCAL YEAR 2005

         The Company made no grants of stock options during the last fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2005.



                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2005
                            AND FY-END OPTION VALUES


       The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra Foods common stock for the executive officers named in the Summary Compensation Table.

----------------------- --------------- -------------- -------------------------------- --------------------------------
                                                            Unexercised Options             Value of Unexercised
                                                               Held at FY-End               In-the-Money Options
                                                                    (#)                       At FY-End ($) (2)
----------------------- --------------- -------------- -------------------------------- --------------------------------
                            Shares
                           Acquired     Value Realized
                         On Exercise       ($) (1)       Exercisable    Unexercisable    Exercisable     Unexercisable
                             (#)                              #               #              ($)              ($)
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
 Bruce C. Rohde                      0              0        1,779,075          391,367      6,259,964         1,639,378
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
 Frank S. Sklarsky                   0              0                0                0              0                 0
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
 Owen C. Johnson                     0              0          293,896           55,456        918,215           152,211
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
 Kevin P. Adams                      0              0           50,072           11,614        298,079            27,725
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
 John F. Gehring                     0              0           22,218            6,665         46,048            12,878
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

(1) Value realized is the difference between the closing price of ConAgra Foods common stock at the time of exercise and the exercise price of the options multiplied by the number of shares.

(2) Value shown is the difference between the closing price of ConAgra Foods common stock on the last trading day of fiscal 2005 ($26.59) and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

                           LONG-TERM INCENTIVE AWARDS

The following table provides information concerning long-term incentive awards approved by the Human Resources Committee for the executive officers named in the Summary Compensation Table. The long-term senior management incentive program rewards participants, including executive officers, based on ConAgra Foods' ability to increase earnings per share over time, with awards at target levels. The Chief Executive Officer recommends participants and the Committee approves participants, on an annual basis. The participants are eligible to share in an award pool of 8% of ConAgra Foods' excess after-tax earnings (subject to adjustment pursuant to the program) over and above a 5% compound annual growth rate from a fixed five-year average earnings base. A minimum earnings threshold must be attained before any awards are earned. Except as described in footnote (2), awards are made in restricted share equivalent units (payable in common stock when restrictions end) which vest over five years. See footnotes (1) and (2) below.

------------------------- ------------------- ------------------- -----------------------------------------------------
                                                                               Estimated Future Payouts

------------------------- ------------------- ------------------- -----------------------------------------------------
                                                Performance or
                              Number of       other Period Until
                               Shares,           Maturation or      Threshold          Target            Maximum
                           Units or Other           Payout             (#)              (#)                (#)
                             Rights (1)
------------------------- ------------------- ------------------- --------------- ----------------- -------------------
                                                                                    68,004 (1)
Bruce C. Rohde                 68,004                 (1)               0         $1,800,000 (2)           N/A
------------------------- ------------------- ------------------- --------------- ----------------- -------------------
Frank S. Sklarsky              22,668                 (1)               0           22,668 (1)             N/A
------------------------- ------------------- ------------------- --------------- ----------------- -------------------
Owen C. Johnson                22,668                 (1)               0           22,668 (1)             N/A
------------------------- ------------------- ------------------- --------------- ----------------- -------------------
Kevin P. Adams                 17,001                 (1)               0           17,001 (1)             N/A
------------------------- ------------------- ------------------- --------------- ----------------- -------------------
John F. Gehring                11,334                 (1)               0           11,334 (1)             N/A
------------------------- ------------------- ------------------- --------------- ----------------- -------------------

(1) Amount represents the target number of the share equivalent units (with payouts in common stock) under the long-term senior management incentive program and is dependent on both earnings and stock price. See description above. Any share equivalent units issued under the program are restricted and any shares will be issued under ConAgra Foods stock plans. The participants receive common stock dividend equivalent payments on any earned restricted share equivalents. The share equivalent units vest on the fifth fiscal year-end after issuance, or earlier upon death, normal retirement, permanent disability, or change in control. If a participant terminates employment, the share equivalent units vest 20% at the end of each fiscal year of employment post-issuance, unless the termination was for cause. Vested share equivalent units are paid in shares of common stock. Awards for the Chief Executive Officer are prorated for less than full fiscal year employment.

(2) Amount represents the target equivalent award for the Chief Executive Officer of other restricted units (which track the appreciation or depreciation in ConAgra Foods stock during the restricted period and are payable in cash when restrictions end) and is dependent on both earnings and stock price. The restrictions and vesting described in footnote (1) also apply to these units. The Chief Executive Officer is credited with dividend equivalents on the restricted units. Awards for the Chief Executive Officer are prorated for less than full fiscal year employment. In lieu of target equivalent awards, other executive officers received stock option grants in July 2005 (fiscal 2006) reported in the Company's Current Report on Form 8-K dated July 25, 2005.

          BENEFIT PLANS, RETIREMENT PROGRAMS AND EMPLOYMENT AGREEMENTS


    ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra Foods employees, including executive officers listed in the Summary Compensation Table, participate in a supplemental retirement plan. This plan is designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra Foods' basic defined benefit pension plan.

    The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 2005 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.

---------------------- ---------------------------------------------------------------------------------------------------------
                                                              Credited Years of Service
---------------------- ---------------------------------------------------------------------------------------------------------
Final Average
Remuneration                 10             15              20            25             30              35            40
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
       $50,000            $5,200          $7,700         $10,300        $12,900        $15,500        $18,100        $20,600
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
       100,000            12,400          18,500         24,700         30,900         37,100         43,300         48,300
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
       150,000            19,600          29,300         39,100         48,900         58,700         68,500         76,000
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
       200,000            26,800          40,100         53,500         66,900         80,300         93,700         103,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
       250,000            34,000          50,900         67,900         84,900         101,900        118,900        131,400
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
       500,000            70,000         104,900         139,900        174,900        209,900        244,900        269,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      1,000,000           142,000        212,900         283,900        354,900        425,900        496,900        546,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      1,500,000           214,000        320,900         427,900        534,900        641,900        748,900        823,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      2,000,000           286,000        428,900         571,900        714,900        857,900       1,000,900      1,100,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      2,500,000           358,000        536,900         715,900        894,900       1,073,900      1,252,900      1,377,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      3,000,000           430,000        644,900         859,900       1,074,900      1,289,900      1,504,900      1,654,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      3,500,000           502,000        752,900        1,003,900      1,254,900      1,505,900      1,756,900      1,931,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      4,000,000           574,000        860,900        1,147,900      1,434,900      1,721,900      2,008,900      2,208,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      4,500,000           646,000        968,900        1,291,900      1,614,900      1,937,900      2,260,900      2,485,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      5,000,000           718,000       1,076,900       1,435,900      1,794,900      2,153,900      2,512,900      2,762,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
      5,500,000           790,000       1,184,900       1,579,900      1,974,900      2,369,900      2,764,900      3,039,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

    Benefits under these plans are based on credited years of service and final average remuneration (generally the highest five consecutive years of compensation out of the last ten years of service for ConAgra Foods). Covered compensation includes salary and short-term incentive. As of May 29, 2005, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Rohde, 16 years; Mr. Sklarsky, 0 years; Mr. Johnson, 12 years; Mr. Adams, 4 years; and Mr. Gehring , 3 years.

    ConAgra Foods has conditional employment agreements with certain officers, including all executive officers named in the Summary Compensation Table. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra Foods (as defined in the agreements) through a tender offer, merger or otherwise. In consideration of this promise, ConAgra Foods agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra Foods. During that three year period, the individual would receive annually an amount not less than the individual's current annual base compensation, plus the greater of (i) the individual's maximum allowable target short-term incentive compensation (as defined in the agreement) or (ii) the individual's highest short-term incentive award during the prior three fiscal years, plus an amount equal to the individual's highest per unit award under the long-term compensation plan made during the three fiscal years immediately preceding such acquisition of control multiplied by the number of participation units for the current fiscal year. In addition, the individual would be entitled to those retirement benefits receivable had the individual worked to normal retirement age.

    ConAgra Foods must satisfy this retirement benefit obligation through a trust payable to the employee beginning at retirement age. If the employee is involuntarily terminated or constructively terminated (as defined in the agreements) during the three year employment period, ConAgra Foods is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through a trust.

    In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Foods common stock on the date of termination, multiplied by the number of ConAgra Foods shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three-year period, ConAgra Foods remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra Foods is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under Section 4999 of the Internal Revenue Code.

    ConAgra Foods adopted in 1989 the ConAgra Foods Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra Foods (as defined in the plan), all benefits, payments and deferred compensation under ConAgra Foods' various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately non-forfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

    ConAgra Foods and Mr. Rohde are parties to an employment agreement effective August 26, 1996. Mr. Rohde receives as compensation (1) a base salary of not less than $750,000 per annum, (2) participation in ConAgra Foods' executive annual incentive plan with a target bonus of not less than 80% of base salary and (3) participation in the long-term senior management incentive program. Mr. Rohde received on August 26, 1996 an award of 200,000 (post-1997 stock split) restricted shares vesting at the rate of 10% per year and an option to acquire 200,000 (post-1997 stock split) shares of stock exercisable at fair market value on the date of grant and vesting at the rate of 20% per annum. If Mr. Rohde is terminated without cause or voluntarily terminates with good reason (all as defined in the employment agreement), his then current base salary continues for a period of 24 months and all options and restricted equity based compensation immediately vest. The options and restricted shares also vest upon death or permanent disability. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Rohde.

         ConAgra Foods and Mr. Sklarsky are parties to an employment agreement effective November 1, 2004. Mr. Sklarsky receives as compensation (1) an annual salary of $500,000, (2) participation in ConAgra Foods' executive annual incentive plan, with incentive uncapped but targeted at 100% of annual salary,
(3) participation in the long-term senior management incentive program, and (4) participation in the ConAgra Foods non-qualified pension plan. Mr. Sklarsky received a full year payout of annual incentive at target for fiscal 2005 to facilitate partial buy-out of his incentive position with his former employer. Mr. Sklarsky received on December 2, 2004 an award of 50,000 restricted shares, vesting 100% on the fourth anniversary of the grant, or vesting at 25% for each year of employment if his employment with ConAgra Foods terminates prior to that date other than for cause. In the event of an involuntary termination for other than cause, Mr. Sklarsky will receive his base salary for two years thereafter and a monthly consulting fee of $1,000 during the vesting period of his equity awards. Mr. Sklarsky received (1) a sign on bonus of $350,000 (subject to repayment at 100% if he resigns within one year, and repayment at 50% if he resigns between one and two years) and (2) participation in the Company's relocation program on the same basis as other participants, including relocation and mortgage assistance.

                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

ConAgra Foods Compensation Philosophy

    The Human Resources Committee has consistently endorsed and promoted a "pay for performance" philosophy. The Human Resources Committee is composed of five independent directors.

    ConAgra Foods' compensation philosophy has been consistent. The Committee believes the achievement of the objectives contained in the Company's strategic plans will significantly increase stockholder values over time. We have therefore linked the compensation of the Company's executive officers and senior operating officers to the achievement of strategic and financial objectives. As part of its emphasis on long-term value and results, our board of directors has directed management to refrain from providing specific quarterly earnings guidance to financial analysts so that management will focus on longer term strategic goals which lead to stronger short and long term financial improvements. The Committee believes that the improvement in the Company's operating strength and earnings results over time will be brought about by the Company's strategic actions and that implementation of our business plans will lead to enhanced stockholder returns over time.

    The ConAgra Foods' executive compensation programs are based on the following principles:

     o Linking executive compensation to the achievement of the Company's strategic plans.
     o    Growing trend line margins and GAAP earnings.
     o Subjecting a significant portion of an executive's compensation to risk through the use of performance-based incentives including equity-based compensation.
     o    Attracting, retaining and motivating highly-qualified executives.
     o Recognizing individual contributions to the strength and growth in the Company's value.

Elements of Compensation

    The principal elements of our executive compensation programs are salaries, short-term incentives, and long-term incentives. The Committee approved the salary of each executive officer and all short-term and long-term incentive awards during fiscal 2005.

    A substantial percentage of each executive's compensation depends on the level of the executive's contribution to Company objectives. These objectives are established by the Committee at the beginning of each year and are designed to enable the Company to achieve the goals of our strategic plan. These include financial objectives and qualitative factors such as leadership, teamwork, management development, and the quality of execution of business strategies that strengthen the Company's platform for competition and growth. Each executive is also accountable for compliance with the Company's policies and code of conduct.

Base Salary

         The Committee reviews the competitive market for executive positions considering the competitive pay for similar positions in the food and consumer products industries. The base salary for each executive officer is established based on individual performance and contribution to the performance of ConAgra Foods, considering the competitiveness of the total compensation package. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay within the market. Mr. Rohde's base salary was unchanged at $1,200,000 during fiscal 2005. Mr. Rohde defers all salary over $940,000 with the deferral invested in ConAgra Foods stock; regular dividends are paid on the stock deferrals.

Short-Term Incentives - Fiscal 2005

         At the beginning of each year, based on the annual performance plan approved by the Board, the Committee establishes a range of financial performance goals for the Company and its business units focusing on financial targets relative to the business portfolio of the Company. The amounts payable under the Company's annual bonus incentives relate directly to the degree to which the Company meets the annual financial goals.

         The Committee also assigns individual bonus ranges to each executive officer expressed as a percent of year-beginning base salary. The executive is evaluated in light of Company objectives, including the five compensation principles described above. The amount of each executive's annual bonus is a function of the level of achievement of the Company, the executive's business unit, and/or individual objectives. The short-term incentive targets for ConAgra Foods' executive officers in fiscal 2005 were established under the Executive Incentive Plan approved by stockholders. No short-term incentives were paid under the plan to executive officers for fiscal 2005. The Committee approved discretionary bonuses to Messers. Johnson, Adams and Gehring, and a bonus to Mr. Sklarsky pursuant to his employment agreement, which are set forth in the Summary Compensation Table.

Long-Term Incentives - Fiscal 2005

    ConAgra Foods' long-term incentive plans for executive officers and senior operating officers for fiscal 2005 were established through a long-term senior management incentive program and stock plans approved by the stockholders. The Committee believes that equity awards provide important medium and long-term incentives for directors, executive officers and other key employees to achieve the ConAgra Foods' strategic plans. The Committee also believes that a variety of equity incentives consistent with those available to other leading companies are necessary for ConAgra Foods to compete for, motivate and retain highly-qualified directors, executive officers, and other key employees.

         The long-term senior management incentive program for fiscal 2005 was designed to compensate participants, including executive officers, based on ConAgra Foods' ability to increase earnings per share above a threshold level established by the Committee. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool of 8% of ConAgra Foods' excess after-tax earnings (subject to adjustment pursuant to the program) over and above a 5% compound annual growth rate from a fixed five-year average earnings base. Amounts earned under the program in fiscal 2003 and 2004 were issued in restricted share equivalent units (payable in common stock when restrictions end) which vest over five years. Prior to fiscal 2003, the Committee also issued stock options to program participants with a projected value approximately equal to the restricted share equivalent units. For performance in fiscal 2003 and 2004, the Committee determined to eliminate the stock option grants to executive officers and in lieu of the stock options issued an equivalent award of restricted units (tracking appreciation or depreciation in ConAgra Foods' stock during the restricted period and payable in cash when restrictions end) which vest over five years. No long-term incentives were paid to executive officers under the plan for fiscal 2005.

         The Committee also administers ConAgra Foods' stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee historically granted options on an annual basis in the range of 1% to 1.5% of ConAgra Foods' outstanding common stock. For fiscal 2005 performance, options were granted to approximately 970 ConAgra Foods employees; no options were granted to executive officers. Mr. Sklarsky received a grant of 50,000 shares of restricted stock as part of his November 2004 employment agreement, and Mr. Adams and Mr. Gehring each received 20,000 restricted share grants in December 2004. The options and restricted stock/units granted in fiscal 2005 or for fiscal 2005 performance were approximately 0.8% of the Company's outstanding common stock. The Committee grants stock options at the prevailing market price of ConAgra Foods common stock and such options therefore will benefit the recipient only if ConAgra Foods' stock price increases. The Company does not reprice options.

    While the Committee does not object to the concept of recognizing the compensation cost of options based on a fair value approach, the Company currently does not intend to adopt such an approach unless there is agreement on standardized rules that are applicable to all companies. The Company believes a uniform rule is necessary to enable investors to make informed comparisons between companies. The Committee will consider other equity-based forms of executive compensation, including performance-based awards linked to equity or other comparable performance criteria.

Stock Ownership and Retention Requirements

         ConAgra Foods' directors and executive officers are committed to owning stock in the Company, which aligns their interests with the interests of stockholders. As part of that commitment directors will not sell any of their ConAgra Foods stock until they cease to be a director, and an executive officer can sell ConAgra Foods stock only during one "window" each year and only if they continue to meet their stock retention guidelines. In 2004, our board adopted stock ownership guidelines for all executive officers, all senior operating officers, and certain other officers. The ownership guideline is ten times base salary for the chief executive officer and between two and six times base salary for other executive officers.

Compensation Consultant

    The Committee retained Towers Perrin as its independent compensation consultant for fiscal 2005. Towers Perrin assessed the appropriateness and competitiveness of the Company's executive compensation program, as well as the compensation paid to each of its executive officers. The compensation consultant reported on comparisons to the compensation practices at other food companies as well as other consumer product companies. While the input from the compensation consultant is not the determining factor in the Committee's review of executive compensation, their input represents an important element in the Committee's evaluation of the Company's executive compensation programs.

Internal Revenue Service Regulations

    The Committee has reviewed ConAgra Foods' compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra Foods' executive compensation plans so that payments will generally be fully deductible. However, ConAgra Foods may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

                  ConAgra Foods, Inc. Human Resources Committee
                           Carl E. Reichardt, Chairman
                               David H. Batchelder
                               John T. Chain, Jr.
                               Steven F. Goldstone
                                Ronald W. Roskens

                             AUDIT COMMITTEE REPORT

         The Audit Committee is composed of four directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Board of Directors has determined that all members of the Audit Committee are audit committee financial experts (as defined by the Securities and Exchange Commission). The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the Company, (2) the qualifications, independence and performance of the Company's independent auditors and internal audit department, and (3) compliance by the Company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on the Company's website.

         ConAgra Foods' management is responsible for the Company's financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee oversees the Company's financial reporting process and internal controls on behalf of the Board of Directors.

         The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company's annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the Company,
(2) material written communications between the independent auditor and management, (3) the independent auditor's internal quality-control procedures,
(4) significant changes in the Company's selection or application of accounting principles, and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions.

         During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and Deloitte & Touche, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditors have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods' management and Deloitte & Touche the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 29, 2005.

         The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the independent auditors their written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche to the Company during fiscal 2005 was compatible with the auditors' independence.

         Based on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 29, 2005 for filing with the Securities and Exchange Commission.

                       ConAgra Foods, Inc. Audit Committee
                           Stephen G. Butler, Chairman
                                  Mogens C. Bay
                                 W.G. Jurgensen
                               Kenneth E. Stinson

                           COMPARATIVE STOCK PERFORMANCE


    The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra Foods common stock with certain Index values for both five- and ten-year periods ended fiscal 2005, according to Bloomberg. Both graphs set the beginning value of ConAgra Foods common stock and the Indices at $100. All calculations assume reinvestment of dividends. The performance graphs compare ConAgra Foods with the Standard and Poor's (S&P) 500 Stock Index and the S&P Packaged Foods Index. All Index values are weighted by capitalization of companies included in the group.


                                                         FIVE YEAR COMPARISON
                         Starting
                         Basis 2000       2001        2002        2003        2004        2005
---------------------------------------------------------------------------------------------------
ConAgra Foods             $100.00        $ 92.08      $117.04     $113.38     $144.29     $141.96
S&P 500                   $100.00        $ 93.82      $ 80.69     $ 70.74     $ 86.45     $ 94.13
S&P Packaged Foods        $100.00        $112.00      $130.47     $123.67     $150.09     $164.33

                                                          TEN YEAR COMPARISON
                         Starting
                         Basis 1995  1996    1997    1998    1999    2000    2001    2002    2003    2004    2005
------------------------------------------------------------------------------------------------------------------
ConAgra Foods            $100.00   $133.26  $196.04 $193.18 $176.43 $160.73 $148.00 $188.12 $182.23 $231.91 $228.17
S&P 500                  $100.00   $132.61  $169.01 $221.29 $267.82 $286.95 $269.21 $231.52 $202.98 $248.06 $270.11
S&P Packaged Foods       $100.00   $123.13  $163.04 $217.74 $192.43 $177.66 $198.97 $231.78 $219.71 $266.64 $291.94


        ITEM 2: Approval of Amendment to the Certificate of Incorporation
                      to Declassify the Board of Directors


         Stockholders are being asked to approve an amendment to Article VII of the ConAgra Foods Certificate of Incorporation in order to phase out the present three-year staggered terms of our directors and to provide instead for the annual election of all directors. Under the present classified board structure, our Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. If the amendment is approved, directors will be elected to one-year terms of office after their three-year terms expire at the 2006, 2007 and 2008 Annual Meetings.

         The Corporate Governance Committee has considered the advantages and disadvantages of maintaining the classified board structure, which was adopted by the ConAgra Foods' stockholders in 1977. After completing its review, the Corporate Governance Committee recommended and the Board approved, and recommends to stockholders, an amendment to the Certificate of Incorporation to phase out the classified board structure.

         In determining whether the amendment is in the best interests of the Company's stockholders, the Corporate Governance Committee and the Board of Directors, with the assistance of outside advisors, considered arguments for maintaining, as well as for eliminating, the classified board structure. The Board recognized that several arguments favored retention of the classified board structure. The overlapping three-year terms of directors provide stability and ensure that, at any given time, a majority of the directors have at least one year's experience on the Board. This assurance of director experience is important because of the need for the Board to have experience-based knowledge of the Company's business and strategy. A classified board also permits long-term strategic planning by ensuring experienced representation of the long-term interests of the Company and its stockholders. In addition, three-year director terms may strengthen director independence by reducing short-term interest pressure on directors.

         The Board also considered the views of investors who believe that the classified board structure reduces the accountability of directors to stockholders because the directors on such a board do not face an annual election. Since director elections are the primary means by which the stockholders can affect corporate management, the classified board structure may diminish stockholder influence over Company policy. The Board also considered the fact that some companies are transitioning away from a classified board structure.

Board Recommendation

         After weighing all of these considerations, the Corporate Governance Committee recommended the phase out of the classified board, and the Board of Directors agreed and determined that the amendment to the Certificate of Incorporation is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board has approved the amendment and recommends that Company stockholders approve the amendments by voting in favor of this proposal.

The Amendment

         If the proposal is adopted by the Company's stockholders, Article VII
(A) of the Company's Certificate of Incorporation will be amended to phase out the current division of the Board of Directors into three classes and to provide instead for the annual election of directors commencing with the class of directors standing for election at the 2006 Annual Meeting. To ensure a smooth transition to the new system, and to permit the current directors to serve out the three-year terms to which the stockholders elected the directors, the amendments will not shorten the term of any director elected at or before the 2005 Annual Meeting. The new procedures would, however, apply to all directors elected after the 2005 Annual Meeting, including any current directors who are re-nominated after their current terms expire. Thus, the current directors who were elected at the 2003 Annual Meeting for three-year terms would, if re-nominated, stand for election at the 2006 Annual Meeting for one-year terms. At the 2007 Annual Meeting, the directors elected to one-year terms at the 2006 Annual Meeting, together with the current directors whose three-year terms expire in 2007 would, if re-nominated, stand for election for one-year terms. Beginning with the 2008 Annual Meeting, the declassification of the Board would be complete, and all directors would be subject to annual election.

         The amendment also provides for removal of the supermajority vote requirement for any change to Article VII (A) of the Company's Certificate of Incorporation. If the proposal is adopted by the Company's stockholders and stockholders in the future wish to reestablish a classified board structure, such action would require the affirmative vote of a majority of the Company's outstanding voting stock.

         The text of the amendment is set forth in Appendix A to this proxy statement, with deletions indicated by strike-throughs and additions indicated by underlining. The Board will adopt conforming amendments to ConAgra Foods' Bylaws if the amendment is approved by stockholders.

Vote Required

         Under Delaware law and the Company's Certificate of Incorporation, this proposal must be approved by (1) 80% of the Company's outstanding shares of common stock or (2) a majority of the Company's outstanding shares of common stock and at least 75% of the Board of Directors. The Board unanimously approved the amendment on July 8, 2005 and, as a result, this proposal will be adopted upon the affirmative vote of a majority of the Company's outstanding shares of common stock.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.


                ITEM 3 AND ITEM 4: Approval of Amendments to the
         Certificate of Incorporation to Repeal Supermajority Provisions

         Article XIV and Article XV of the ConAgra Foods Certificate of Incorporation require a supermajority stockholder vote to approve certain transactions and business combinations with a significant stockholder. The Board of Directors has adopted resolutions, subject to stockholder approval, approving and declaring the advisability of amendments to the Company's Certificate of Incorporation to eliminate these supermajority vote requirements. Stockholders are being asked to vote on the amendments to Articles XIV (Item 3) and XV (Item
4) separately because the vote required to approve each amendment is different and discussed below under "Vote Required".

         Article XIV requires a 75% affirmative vote of ConAgra Foods' outstanding voting stock to approve (1) a merger or consolidation with, (2) the issuance or transfer of securities of ConAgra Foods in exchange for assets, securities or cash to or (3) the sale of all or a substantial part of the assets of ConAgra Foods to, a 5% stockholder. The 75% voting requirement does not apply in certain instances, including if the transaction was approved by a majority of the Board prior to the time that the stockholder became a 5% stockholder or if the transaction is approved by a three-fourths vote of the Board at any time prior to its consummation.

         Article XV requires the approval of 95% of ConAgra Foods' outstanding voting stock for certain business combinations with a 30% stockholder. The 95% voting requirements is inapplicable if fair price, dividend, proxy, and other procedures detailed in Article XV have been observed by the stockholder since it acquired 30% control.

         The Corporate Governance Committee and the full Board of Directors have considered the advantages and disadvantages of the supermajority vote requirements in Article XIV and Article XV of the Company's Certificate of Incorporation. The supermajority vote provisions within Articles XIV and XV were added to the Company's Certificate of Incorporation in 1976 and 1977, respectively. These provisions are generally intended to encourage a person making an unsolicited bid for a company to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all stockholders. Without such provisions it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the company without negotiating with the Board to achieve the best results for other stockholders. While these measures can be beneficial, the Board recognizes there are also compelling arguments for having a lower threshold for stockholder votes. The requirement of a supermajority vote can limit the ability of stockholders to effect change by essentially providing a veto to a large minority stockholder or group of stockholders. In addition, a lower threshold for stockholder votes can increase stockholders' ability to effectively participate in corporate governance. The Board is committed to principles of corporate democracy and its determination furthers this goal.

         If Article XIV and Article XV are eliminated, then if stockholder approval were required under Delaware law, the holders of only a majority of the Company's outstanding voting stock would be required to approve the transactions and business combinations described in Articles XIV and XV, subject to the following exception. If the transaction constitutes a "business combination" within the meaning of Section 203 of the Delaware General Corporation Law involving a person owning 15% or more of the Company's outstanding voting stock (referred to as an "interested stockholder"), then the transaction could not be completed for a period of three years after the date the person became an interested stockholder unless (1) the Board of Directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time the person became an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the Company's outstanding voting stock (excluding shares owned by persons who are directors and also officers of ConAgra Foods and shares owned by certain ConAgra Foods employee benefit plans) or (3) the business combination is approved by the Board and by the affirmative vote of at least 66 2/3% of the Company's outstanding voting stock not owned by the interested stockholder.

Board Recommendation

         After completing its review, the Corporate Governance Committee recommended elimination of the Article XIV and Article XV supermajority vote requirements, and the Board of Directors agreed and determined that the amendments are advisable and in the best interests of the Company and its stockholders. Accordingly, the Board has approved the amendments and recommends that Company stockholders approve the amendments by voting in favor of the Item 3 and Item 4 proposals.

The Amendments

         The proposed amendments would eliminate Article XIV and Article XV of the Company's Certificate of Incorporation in their entirety.

Vote Required

         Under Delaware law and the Company's Certificate of Incorporation, the
Item 3 proposal to repeal the Article XIV supermajority provision must be approved by 75% of the Company's outstanding shares of common stock. The Item 4 proposal to repeal the Article XV supermajority provision must be approved by
(1) 95% of the Company's outstanding shares of common stock or (2) a majority of the Company's outstanding shares of common stock and at least 80% of the Board of Directors who would be eligible to serve as "continuing directors" as the term is defined in Article XV. The Board unanimously also approved the Article XV amendment on July 8, 2005 and, as a result, the Item 4 proposal will be adopted upon the affirmative vote of a majority of the Company's outstanding shares of common stock. If either the Item 3 proposal or the Item 4 proposal does not receive sufficient votes to be adopted at the 2005 stockholders meeting, the Company will resubmit such proposal for stockholder approval at the 2006 stockholders meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3 AND ITEM 4.


           ITEM 5: Ratification of Appointment of Independent Auditors

         The firm of KPMG LLP has been appointed by the Audit Committee to conduct the fiscal 2006 audit of the Company's financial statements. As a matter of good corporate governance, we are submitting the appointment of KPMG to our stockholders for ratification.

         The firm of Deloitte & Touche LLP conducted the fiscal 2005 and 2004 audits. Fees billed by Deloitte & Touche to the Company for services provided for the 2005 and 2004 fiscal years were as follows:

                                                 2005                2004

               Audit Fees                      $6,958,000        $4,079,000
               Audit-Related Fees                 269,000         1,358,000
               Tax Fees                         1,190,000         1,047,000
               All Other Fees                           0                 0
                                               ----------       -----------
               Total Fees                      $8,417,000        $6,484,000

         Audit Fees consist of the audit of the Company's fiscal 2005 and 2004 annual financial statements and the review of the Company's quarterly financial statements during fiscal 2005 and 2004.

         Audit-Related Fees consist primarily of employee benefit plan audits and services related to business divestitures.

         Tax Fees consist of international tax planning, federal, state and expatriate tax compliance.

         All Other Fees. There were no services in this category provided in fiscal 2005 or fiscal 2004.

         The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

         The Audit Committee has appointed KPMG as the independent registered public accounting firm to conduct the 2006 audit of the Company's financial statements and the Board of Directors requests that the stockholders ratify this appointment. The selection for fiscal 2006 was a result of a process by which the Audit Committee solicited and received proposals from three of the largest independent auditing firms: Deloitte & Touche LLP, KPMG LLP, and PriceWaterhouseCoopers LLP. After consideration of each of the proposals, on July 15, 2005 the Audit Committee retained KPMG as the company's independent auditors for fiscal 2006 and determined to dismiss Deloitte & Touche effective with the completion of their audit of the 2005 fiscal year.

         Deloitte & Touche's reports on the Company's consolidated financial statements for the fiscal years ended May 30, 2004 and May 29, 2005, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche's report on the effectiveness of the Company's internal control over financial reporting as of May 29, 2005 expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness. During the 2004 and 2005 fiscal years and through the completion of their audit for fiscal 2005, there were no disagreements with Deloitte & Touche on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche's satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report on the Company's consolidated financial statements for such years. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except for a material weakness in internal control with respect to accounting for income taxes as reported by the Company in its Form 10-K for the fiscal year ended May 29, 2005.

         During the 2005 and 2004 fiscal years and prior to the appointment of KPMG, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

         Representatives from KPMG and Deloitte & Touche are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 5.

                  ITEM 6: STOCKHOLDER PROPOSAL - ANIMAL WELFARE

         The Company has been informed that People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, Virginia 23510, which reports ownership of at least $2,000 in market value of ConAgra Foods common stock, intends to introduce the following resolution at the annual meeting:

                            Shareholders' Resolution

This proposal is submitted by People for the Ethical Treatment of Animals
(PETA), which owns 140 shares of ConAgra stock.

Our company has shown its commitment to the important consumer issue of animal welfare by auditing our animal product suppliers based on industry guidelines and by publicly stating its commitment to animal welfare. ConAgra should be commended for these steps. However, the facilities that supply our company with animal products are still home to abuses that most decent people would deem unacceptable. Our company has taken some laudable first steps to address these issues, but there is much work left to be done.

One area in which much improvement is needed is that of chicken slaughter. Currently, chickens raised for ConAgra products are hung upside-down by their often-injured legs in painful metal shackles and run through an electrified stun bath that often gives them painful shocks without rendering them insensible to pain. Many are still fully conscious when their throats are slit or when they are dunked into tanks of scalding-hot water for feather removal. Clearly, there are major animal welfare concerns with this outdated process.

Other companies are starting to explore a new slaughter technology known as controlled-atmosphere killing (CAK), which eliminates most - if not all - of these concerns. When using CAK, chickens are placed in a controlled environment in which the oxygen that they are breathing is slowly replaced with an inert gas, such as argon or nitrogen, putting the birds to sleep quickly and painlessly. CAK is a USDA-approved method of slaughtering chickens and has been described by animal welfare experts as "the most stress-free, humane method of killing poultry ever developed." The technology also has positive worker- and food-safety implications, and it has been shown that the resulting savings would recoup the initial investment in a year and a half or less.

CAK is perhaps the single most important scientific advance in the field of chicken slaughter. Since our company has acknowledged its commitment to animal welfare, it has a responsibility to fully explore any such advances.

Resolved: Shareholders request that the board of directors issue a report to shareholders by March 2006, prepared at reasonable cost and omitting proprietary information, on the feasibility of ConAgra's requiring its chicken suppliers to phase in controlled-atmosphere killing within a reasonable time frame, with a focus on the animal welfare and economic benefits that this technology could eventually bring to all our company's supplier slaughter facilities.


Board Recommendation

         ConAgra Foods' first priority has always been the safety and quality of its products. The Company is also committed to the humane treatment of animals. The Company requires that its suppliers comply with government regulations pertaining to the humane treatment of animals.


         Certain of the Company's suppliers have evaluated, and continue to evaluate, CAK. These evaluations considered a number of factors, including: animal welfare; scientific research and studies; production methods used commercially both in the U.S. and internationally; food safety and product quality; the safety of humans involved in the slaughter process; technical difficulties in operating equipment and procedures; environmental factors and expected costs. The research is incomplete and inconclusive as to whether CAK is a better and more humane method than conventional methods.


         The Company's commitment, leadership and results with respect to animal welfare matters are well established, and recognized, within the industry. The Company works hard to be a good corporate citizen and believes in good animal handling practices. The Company believes that the proposed animal welfare report is unnecessary and would not result in any additional benefit to shareholders. The proposed report would be costly and time-intensive, and is duplicative of existing policies, initiatives and efforts.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 6.

         ITEM 7: STOCKHOLDER PROPOSAL - GENETICALLY ENGINEERED PRODUCTS

         The Company has been informed that the Basilian Fathers of Toronto, 15015 Piedmont, Detroit, Michigan 48223, the Sisters of Charity of Cincinnati, 5900 Delhi Road, Mount St. Joseph, Ohio 45051, ASC Investment Group, 1400 South Sheridan, Wichita, Kansas 67213 and The Brethren Benefit Trust, Inc., 84 State Street, Suite 1000, Boston, Massachusetts 02109, each of which reports ownership of at least $2,000 in market value of ConAgra Foods common stock, intend to introduce the following resolution at the annual meeting:

              Report on Impacts of Genetically Engineered Products

RESOLVED: Shareholders request that an independent committee of the Board review Company policies and procedures for monitoring genetically engineered (GE) products and report (at reasonable cost and omitting proprietary information) to shareholders within six months of the annual meeting on the results of the review, including:

o the scope of the Company's food products derived from or containing GE ingredients;

o    a   contingency   plan  for  sourcing   non-GE  food   ingredients   should
     circumstances so require.

                              SUPPORTING STATEMENT

Disclosure of material information is a fundamental principle of our capital markets. Investors, their confidence in corporate bookkeeping shaken, are starting to scrutinize other possible "off-balance sheet" liabilities, such as risks associated with activities harmful to human health and the environment, that can impact long-term shareholder value.

SEC reporting requirements include disclosure of trends and uncertainties that the company reasonably expects will have a material impact on revenues. Company directors and officers must proactively identify and assess trends or uncertainties that may adversely impact their revenues and disclose the information to shareholders.

Between 2001 and 2004, approximately 15,000 hectares (150 square kilometers) in four US states were planted with an unapproved variety of GE seed corn, resulting in about 133 million kilograms of the unapproved corn in the food chain. (New Scientist 3/23/05; Nature 3/22/05)

StarLink corn, not approved for human consumption, has been detected in US Food Aid (12/04) as well as in a U.S. corn shipment to Japan (12/02). StarLink first contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

The FDA does not require producers of GE food products to seek prior FDA approval of finished GE food products; producers of GE-products are merely encouraged to have voluntary safety consultations with the FDA.

Indicators that genetically engineered organisms MAY be harmful to humans, animals, or the environment include:

o The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects (National Academy of Sciences [NAS] 7/2004) states:... "there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food; to determine the biological relevance of such changes to human health; to devise appropriate scientific methods to predict and assess unintended adverse effects on human health." (p. 15) Post-marketing surveillance has not been used to evaluate any of the GE crops currently on the market. (p. 153)

o Gone to Seed (Union of Concerned Scientists) reports that genetically engineered DNA is contaminating U.S. traditional seed stocks, of corn, soybeans and canola...if left unchecked could disrupt agricultural trade, unfairly burden the organic foods industry, and allow hazardous materials into the food supply.

Producers of salmon genetically engineered to speed the fish's growth to maturity expect their federal application to sell the fish in the United States to be decided within a year, renewing concern among commercial fishermen concerned about consequences if the genetically modified fish escapes and mingles with wild salmon. (AP 3/9/05)

We believe such a report will disclose information material to the company's future.

Board Recommendation

     ConAgra Foods' highest priority is the quality and safety of its food products. The Company is committed to using only approved ingredients in its products and all of its products comply with U.S. national food laws and labeling regulations.

     ConAgra Foods believes that questions about genetically engineered foods should be entrusted to the government agencies that have the knowledge, expertise and authority needed to resolve any issues uniformly on the basis of sound science, including the United States Food and Drug Administration ("FDA"), the United States Department of Agriculture ("USDA") and the Environmental
Protection Agency ("EPA"). Under current law, producers of all foods have an obligation to ensure the foods they offer are safe. The FDA has the responsibility and authority to evaluate each application of genetic engineering on a case by case basis. After their evaluation, ConAgra Foods follows FDA's published guidance when sourcing ingredients for its products.

     ConAgra Foods does not believe the report requested by the shareholder proposal can be accurately prepared, given the current practices of multi-vendor sourcing prevalent in the United States food distribution system. ConAgra Foods produces and markets thousands of products in hundreds of different product categories, and uses large volumes of numerous ingredients derived from a wide variety of crops, as well as meat, poultry and dairy ingredients. It would be difficult and costly, if not impossible in the absence of federal laws and regulations, for the Company to require its numerous suppliers to identify ingredients derived from modern biotechnology. Further, requiring the sourcing of crops not genetically engineered is impractical for the Company. The food supply chain in the United States, from the farmer forward, has not established a system to identify and segregate genetically engineered crops. While certain companies may be able to obtain limited quantities of selective ingredients derived exclusively from non-genetically engineered crops, it would not be possible for a company of ConAgra Foods' size and complexity to do so.

     Preparation of the report would impose substantial costs. Due to the expenditure of time and the costs, required due to the difficulty of differentiating genetically engineered ingredients from their unmodified counterparts, the Company does not believe the report can be prepared at reasonable cost. ConAgra Foods also believes the report must necessarily include confidential information about its products, and the publication of the information would put the Company at a competitive disadvantage.

     ConAgra Foods believes that issues relating to biotechnology should be resolved uniformly by the FDA, USDA, EPA and other appropriate governmental regulatory agencies. These regulatory agencies can evaluate all aspects of the issue in a balanced and fully informed manner, and on the basis of sound science.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 7.

       ITEM 8: Stockholder Proposal Concerning Suspension of Stock Grants
                   for Directors and Senior Executive Officers

The Company has been informed that Donald D. Hudgens, 16711 Pine Street, Omaha, Nebraska, 68130, who reports ownership of at least $2,000 in market value of ConAgra Foods common stock, intends to introduce the following resolution at the annual meeting:

                  Suspension of Stock Options and Stock Grants

Resolved: The shareholders of ConAgra Foods, Inc. urge the Board of Directors to place a five year suspension on any and all stock option grants and/or any other type of stock grants for senior executive officers and corporate directors.

                              Supporting Statement

As a shareholder, I support compensation policies for our company's leadership team which at the same time rewards the shareholders. Shareholders are rewarded through dividends as well as stock price appreciation.

From 1983 through 2000 dividends grew at an average annual rate exceeding fifteen percent per year. From 2001 through 2003 the average annual rate has been reduced to less than ten percent.

Common stock price exceeded $38 in December of 1997 and dropped lower than $16 in March of 2000, and at the time of submission of this proposal was less than $27.

The ConAgra 2000 Stock Plan authorized the issuance of 30,000,000 shares of stock to be available for a variety of stock option purposes. This plan followed plans of 1985, 1990 and 1995 which issued a combined 58,900,000 shares which were depleted. This represents over 16% of the more than 500 million shares outstanding. Common shareholders position is being diluted and the unseen cost of these options is affecting earnings to our detriment.

These "Stock Option Plans" were approved by shareholders in 1985, 1990, 1995 and 2000 ostensibly for "assisting ConAgra in attracting, retaining and motivating employees and in enhancing of the long-term mutuality of interest between ConAgra stockholders and its officers and directors" (ConAgra 2000 proxy statement). The Stock Option Plan of 1995 stated "The plan is intended to increase stockholder value by motivating superior performance by means of stock incentives and enabling ConAgra to attract and retain the services of a management team for the long-term financial success of ConAgra" (ConAgra 1995 proxy statement).

I believe such a suspension would give our management team the opportunity to re-focus on the stated purposes in the 1995 and 2000 Stock Option Plans goals of enhancing shareholder value.

Please vote "for" this proposal.

Board Recommendation

The Board of Directors believes the Company's stock-based incentives are appropriate and competitive. Using stock-based incentives helps the company recruit, retain and motivate talented personnel in a highly competitive economy. Stock-based incentives which are at risk motivate executives to focus on the Company's long-term performance and results.

     o Employees earn options as a part of their compensation package. The value of this portion of the employee's compensation is at risk and not guaranteed. The employee receives no benefit from options unless the stock price appreciates in the future, which aligns the interests of our employees and our stockholders.

     o The number of stock-based incentives granted annually by the Company has been below industry averages for the last five years.

     o Most major consumer companies, and all of ConAgra Foods' competitors in the S&P Packaged Foods Index, use some form of stock-based incentives. The Company competes for talent with these and other companies. For example, over the last several years, the Company has hired key employees who have worked for a variety of companies, including Kraft, Campbell's, Heinz, PepsiCo, Kellogg's, Coca Cola, General Mills and Procter & Gamble, none of which operate under the provisions contained in the proposal. ConAgra Foods believes the adoption of the proposal would significantly impair its ability to attract, retain and motivate such key employees.

The Company's current stock plans, all of which were approved by stockholders, give the Human Resources Committee the tools to structure competitive equity incentives. All members of the Human Resources Committee are independent.

Much has been written in recent years about stock option and other equity abuses at some public companies. The abuses include the granting of options at below market prices, the repricing of underwater options, and the granting of excessive numbers of equity incentives.

Those abuses do not exist at ConAgra Foods. The Company grants options with an exercise price equal to the fair market value of the common stock on the date of the grant. The Company does not grant "discount options" and has never repriced options. The number of equity incentives utilized annually by the Human Resources Committee is below our industry's averages.

The board and its Human Resources Committee believe the Company's current programs of providing equity incentives to directors and senior executive officers aligns such persons' interests with the long-term interests of the ConAgra Foods' stockholders. The implementation of the proposal would undermine this alignment and would create competitive disadvantages for ConAgra Foods. The board therefore recommends the proposal be rejected.

                  THE BOARD RECOMMENDS A VOTE "AGAINST" ITEM 8.


                        FISCAL 2006 STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented in the 2006 Annual Meeting proxy statement must be received by the Company no later than April 21, 2006.

    The Company's Bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders' Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 2006 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than 90 nor more than 120 days prior to the first anniversary of the 2005 annual meeting. However, if the date of the 2006 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 90th day prior to such meeting day or the tenth day following public announcement of such meeting date.

    The Bylaws specify the information which must accompany any such stockholder notice. Any stockholder may obtain details on the provisions of the Bylaws from the Corporate Secretary of the Company.

                            CERTAIN LEGAL PROCEEDINGS

    We are a party to class action lawsuits and stockholder derivative lawsuits. Our Annual Report on Form 10-K for the year ended May 29, 2005 provides more information with respect to matters related to these legal proceedings.

         On August 10, 2001, a purported class action lawsuit, Gebhardt v. ConAgra Foods, Inc., et. al. Case No. 810CV427, was filed in United States District Court for Nebraska against the Company and certain of its executive officers alleging violations of the federal securities laws in connection with the events resulting in the Company's June 2001 restatement of its financial statements. The company reached an agreement, which received final approval by the court on May 24, 2005, to settle the lawsuit for $14 million. The settlement, which is largely covered by insurance, is without admission of liability or wrongdoing.

         Derivative actions were filed by three shareholder plaintiffs, purportedly on behalf of the Company, on September 26, 2001 in the Court of Chancery for the State of Delaware in New Castle County, Case No. 19130NC, and on October 9, 2001 in the United States District Court for the District of Nebraska, Case No. 401CV3255. The complaints alleged that the defendants, directors of the Company during the relevant times, breached fiduciary duties in connection with events resulting in the Company's June 2001 restatement of its financial statements. The action sought, inter alia, recovery to the Company, which was named as a nominal defendant in the action, of damages allegedly sustained by the Company and a direction to the defendants to establish programs to prevent wrongful and illegal practices. The Company has reached agreement to settle the lawsuits for the cost of plaintiff's attorney fees of $300,000, which will be covered by insurance. The settlement includes certain undertakings and is without admission of liability or wrongdoing. The settlement was preliminarily approved by the court on June 13, 2005, and following completion of steps incident to the settlement process, will be submitted to the court for final approval.

         On June 21, 2005, a purported class action, Berlien v. ConAgra Foods, Inc., et. al. Case No. 805CV292 was filed in United States District Court for Nebraska, and on June 30, 2005, a purported class action, Calvacca v. ConAgra Foods, Inc., et. al. Case No. 805CV00318 was filed in the same court. Each lawsuit is against the Company and its chief executive officer. The lawsuits allege violations of the federal securities laws in connection with the events resulting in the Company's April 2005 restatement of its financial statements and related matters. Each complaint seeks a declaration that the action is maintainable as a class action and that the plaintiff is a proper class representative, unspecified compensatory damages, reasonable attorneys' fees and any other relief deemed proper by the court. The Company believes the lawsuits are without merit and plans to vigorously defend the actions.

         Two derivative actions were filed by shareholder plaintiffs, purportedly on behalf of the Company, on July 15, 2005 in United States District Court for Nebraska, Case No. 805CV342, and Case No. 805CV343. The complaints alleged that the defendants, directors and certain executive officers of the Company during the relevant times, breached fiduciary duties in connection with events resulting in the Company's April 2005 restatement of its financial statements and related matters. The action seeks, inter alia, recovery to the Company, which was named as a nominal defendant in the action, of damages allegedly sustained by the Company and for reimbursement and restitution. The officers and directors named as defendants in the action intend to vigorously defend the allegations and believe the actions are without merit.

         On July 18, 2005, purported class actions, Rantala v. ConAgra Foods, Inc., et. al. Case No. 805CV349, and Bright v. ConAgra Foods, Inc., et. al., Case No. 805CV348 were filed in United States District Court for Nebraska. The lawsuits are against the Company and its directors and its employee benefits committee on behalf of participants in the Company's employee retirement income savings plans. The lawsuits allege violations of the Employee Retirement Income Security Act (ERISA) in connection with the events resulting in the company's April 2005 restatement of its financial statements and related matters. Each complaint seeks unspecified amount of damages, injunctive relief, attorneys' fees and other equitable monetary relief. The Company believes the lawsuits are without merit and intends to vigorously defend the actions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of ConAgra Foods common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to the Company and written representation from the Company's executive officers and directors, ConAgra Foods believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2005, except that stock held by Kevin Adams, an executive officer, was not reported on a timely basis in his initial filing but was subsequently reported.

                                  OTHER MATTERS

    Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                                                      APPENDIX A

                               ConAgra Foods, Inc.
                     Certificate of Incorporation Amendments
                             Board Declassification

                           ARTICLE VII, PARAGRAPH (A)

                              --------------------
    (For Edgar purposes only we have indicated proposed additions between two asterisks (**) and proposed deletions between brackets.)
                              --------------------

     The affairs of this Corporation shall be conducted by a Board of Directors. The number of directors of the Corporation, not less than nine (9) nor more than sixteen (16), shall be fixed from time to time by the By-Laws. [Commencing with] **Until** the annual election of directors by the stockholders of the
Corporation in [1978] **2008**, the directors of the Corporation shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of directors. The term of office of the [initial Class I] **class of** directors **elected in 2003** shall expire at the annual election of directors by the stockholders of the Corporation in [1978] **2006**, the term of office of the [initial Class II] **class of** directors **elected in 2004** shall expire at the annual election of directors by the stockholders of the Corporation in [1979] **2007**, and the term of office of the [initial Class III] **class of** directors **elected in 2005** shall expire at the annual election of directors by the stockholders of the Corporation in [1980] **2008**, or in each case thereafter when their respective successors are elected by the stockholders and qualify. At each annual election of directors by the stockholders of the Corporation held after [1977] **2005**, the directors chosen to succeed those whose terms are then expired [shall be identified as being of the same class as the directors they succeed and] shall be elected by the stockholders of the [corporation] **Corporation** for a term [expiring at the third succeeding annual election of directors] **ending at the annual election of directors by the stockholders of the Corporation following the annual election of directors by the stockholders of the Corporation at which the director was elected**, or thereafter when their respective successors in each case are elected by the stockholders and qualify. **Commencing with the annual election of directors by the stockholders of the Corporation in 2008, the classification of the Board of Directors shall terminate and all directors shall be of one class.**

     [The provisions set forth in Article VII(a) may not be repealed or amended in any respect unless such repeal or amendment is approved by (i) the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of stock of this Corporation, or (ii) the affirmative vote of not less than 75% of the members of the Board of Directors of this Corporation and the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of stock of this Corporation.]

                           This is Your ConAgra Foods
                                   PROXY CARD
                      Please vote and sign on reverse side
           This proxy is solicited by your Board of Directors for the
                 September 22, 2005 Annual Stockholders Meeting

     The undersigned stockholder appoints each of B. Rohde and C. Reichardt attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra Foods, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4 AND 5 AND AGAINST ITEMS 6, 7 AND 8.

     Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

                  (This proxy is continued on the reverse side)

     There are three ways to vote your Proxy.

     Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 21, 2005.

     VOTE BY PHONE:  1-800-690-6903         VOTE BY INTERNET: WWW.PROXYVOTE.COM
     1. Read the accompanying Proxy         1. Read the accompanying Proxy
        Statement and this proxy card.         Statement and this proxy card.
     2. Call toll free 1-800-690-6903.      2. Go to website www.proxyvote.com.
     3. Enter your 12-digit Control Number, 3. Enter your 12-digit Control
        shown below.                           Number, shown below.
     4. Follow the recorded instructions.   4. Follow the instructions.

     VOTE BY MAIL
     1. Read the accompanying Proxy Statement and this proxy card.
     2. Mark, sign and date your proxy card.
     3. Return it in the enclosed postage-paid envelope.

     If you vote by Phone or Internet, please do not mail your Proxy Card.



The Board of Directors recommends a vote FOR Items 1, 2, 3, 4 and 5.

Please mark your votes as indicated in this example [X]

Item 1. Elect Directors - Nominees: Howard G. Buffett, John T. Chain, Jr., Ronald W. Roskens and Kenneth E. Stinson

   For    Withhold   For All    To withhold authority to vote, mark
   All      All      Except     "For All Except" and write nominee's name
                                on the line below.
   [  ]    [  ]       [  ]
                                ----------------------------------


Item 2. Management Proposal - Declassify Board of Directors

       For         Against       Abstain

       [  ]         [  ]          [  ]


Item 3. Management Proposal - Repeal Supermajority Voting Provisions of Article XIV of the Certificate of Incorporation

       For         Against      Abstain

       [  ]         [  ]          [  ]


Item 4. Management Proposal - Repeal Supermajority Voting Provisions of Article XV of the Certificate of Incorporation

       For         Against    Abstain

       [  ]         [  ]          [  ]


Item 5. Ratify the appointment of Independent Auditors

       For         Against       Abstain

       [  ]         [  ]          [  ]


The Board of Directors recommends a vote AGAINST Items 6, 7 and 8.

Item 6. Stockholder Proposal - Animal Welfare

       For         Against       Abstain

       [  ]         [  ]          [  ]


Item 7.  Stockholder Proposal - Genetically Engineered Products

       For         Against      Abstain

       [  ]         [  ]          [  ]


Item 8. Stockholder Proposal - Suspension of Stock Grants for Directors and Senior Executive Officers

       For         Against    Abstain

       [  ]         [  ]          [  ]




                                   This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors.

                                   ------------------------------------
                                   Signature

                                   -----------------------------------
                                   Signature (Joint Owners)

                                   -----------------------------------
                                   Date

                                   NOTE: Please sign as name appears here.
                                   Joint owners should each sign. When signing as attorney, executor, trustee or guardian, give full title.